EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Met-Pro Corporation on Form S-8 (No. 333-84333 and No. 333-33603) of our report dated June 27, 2012 with respect to our audits of the financial statements and supplemental schedule of Met-Pro Corporation Retirement Savings Plan as of December 31, 2011 and 2010 and for the years then ended, which report is included in this Annual Report on Form 11-K of Met-Pro Corporation Retirement Savings Plan for the year ended December 31, 2011.

/s/ Marcum llp
Bala Cynwyd, PA
June 27, 2012